Exhibit 99.1
LEADING INDEPENDENT PROXY FIRM RECOMMENDS THAT
SHAREHOLDERS VOTE AGAINST WIND TELECOM TRANSACTION
Fornebu, March 2, 2011 — Telenor Group today announced that Institutional Shareholder Services (“ISS”), the leading independent proxy voting advisory service to the global financial community, has recommended that shareholders of VimpelCom Ltd. (NYSE:VIP) vote against the proposed increase in share capital and issuance of shares in connection with the proposed acquisition of Wind Telecom S.p.A. at the upcoming Special General Meeting scheduled to be held on March 17, 2011.
In reaching its conclusion, ISS performed a detailed analysis of the market reaction to the Wind Telecom transaction, the proposed transaction terms, equity analysts’ views and the implications for corporate governance at VimpelCom.
In considering the market reaction, ISS noted that since the initial announcement of the transaction, VimpelCom shares have declined by 10.2% and “have not participated in the growth experienced by the broader MSCI Russia and RTS indices, which have increased by 29.3% and 31.3%, respectively. Since VimpelCom Ltd ADRs began trading in April 2010, those shares are down 27.8%, while the MSCI Russia and RTS Indices are up 15.7% and 18.7%, respectively.”
While noting that the reactions of independent equity analysts have been mixed, ISS stated that “analysts appear to be skeptical of the synergies that have been proposed, as well as the risks surrounding the Algerian assets.”
Finally, ISS also raised concerns that consummation of the Wind Telecom transaction could result in termination of the carefully considered shareholders agreement between Telenor and Altimo. Under such circumstances, “the risk to unaffiliated shareholders of losing the bulwark provided by the shareholder agreement — and in particular their ability to elect the independent directors who provide the swing vote on major board decisions — should inspire caution.”
Richard Olav Aa, Executive Vice President and CFO of Telenor, stated that “ISS’ support validates our belief that VimpelCom shareholders will not be well served by the Wind Telecom transaction and that approval of the Wind Telecom transaction will only destroy even more shareholder value. We strongly urge all shareholders to vote against the transaction well in advance of the March 11, 2011 voting deadline to ensure their votes are represented at the Special General Meeting.”
Holders of VimpelCom’s Depositary Receipts must provide voting instructions to The Bank of New York Mellon, as Depository, on or before 5:00 P.M. New York City time on March 11, 2011 in order for such voting instructions to be processed in time to be voted at the Special General Meeting.
VimpelCom shareholders who have questions about the Special General Meeting, or need assistance in voting their shares, should contact Telenor’s proxy solicitor, Innisfree M&A Incorporated in the United States at +1-877-800-5190 (toll-free in the United States) or, outside the United States, its London based subsidiary, Lake Isle M&A Incorporated, at +44 20 7710 9960. Shareholders needing assistance can also send an e-mail to info@innisfreema.com.

Contact:
Dag Melgaard, Communication Manager, Telenor Group Communications
tel: +47 901 92 000
e-mail: dag.melgaard@telenor.com
Forward-Looking Statements
This letter contains forward-looking statements that involve risks and uncertainties. In addition, other written or oral statements which constitute forward-looking statements have been made and may in the future be made by or on behalf of Telenor ASA. In this letter, such forward-looking statements include, without limitation, statements relating to the implementation of strategic initiatives, the results or consequences of any meeting of VimpelCom shareholders, the consequences of the proposed transaction with Wind Telecom S.p.A., statements relating to VimpelCom’s future business development and economic performance and other statements regarding matters that are not historical facts. The words “believe”, “expect”, “will”, “may”, “could”, “should”, “would” and similar expressions identify certain of these forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements because actual events and results may differ materially from the expected results described by such forward-looking statements. Telenor disclaims any intention or obligation to update and revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
Telenor has filed with the Securities and Exchange Commission (the SEC) a statement on Schedule 13D with respect to Telenor’s interest in the securities of VimpelCom, together with amendments thereto. Investors and security holders are urged to read the Schedule 13D, as well as Telenor’s and VimpelCom’s respective filings with the SEC, including VimpelCom’s proxy statement furnished to the SEC under cover of Form 6-K on February 15, 2011, VimpelCom’s registration statement on Form F-4 filed with the SEC, OJSC VimpelCom’s public filings with the SEC, including its Annual Report on Form 20-F for the year ended December 31, 2009, together with amendments and supplements thereto, because they contain (or will contain) important information. Investors and security holders may obtain free copies of such documents at the SEC’s website (http://www.sec.gov).
Telenor Group is an international provider of tele, data and media communication services. Telenor Group has mobile operations in 11 markets in the Nordic region, Central and Eastern Europe and in Asia, as well as an economic stake of 39.6 per cent in VimpelCom Ltd., operating in 10 markets. Headquartered in Norway, Telenor Group is one of the world’s major mobile operators with 203 million mobile subscriptions (111 million in consolidated operations and 92 million in VimpelCom Ltd per Q4 2010), revenues in 2010 of NOK 95 billion, and a workforce of approximately 33,200 employees. For more information about Telenor Group, please visit www.telenor.com